Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104 206 467 3600

News Release
For immediate release	For more information contact: Investors: John Hobbs 1-800-858-5347
July 24, 2006	Media: Kathy Budinick 1-206-467-3620

Plum Creek Timber Company, Inc. Reports Results for Second Quarter 2006

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced second quarter earnings of $62 million, or $0.34 per diluted share, on revenues of $380 million. Earnings for the second quarter of 2005 were $69 million, or $0.37 per diluted share, on revenues of $358 million.

Earnings for the first six months of 2006 were $156 million, or $0.85 per diluted share, on revenues of $794 million. Earnings for the first six months of 2005 were $191 million, or $1.03 per diluted share, on revenues of $758 million. Results for the first six months of 2006 included a $2 million after-tax cumulative effect of accounting changes. As a result, income from continuing operations for the first six months of 2006 was $154 million, or $0.84 per fully diluted share. Results for the first six months of 2005 included a $20 million after-tax gain on the sale of coal assets. As a result, income from continuing operations for the first six months of 2005 was $171 million, or $0.93 per fully diluted share.

During the quarter, the company completed a previously announced $200 million share repurchase program. In early June, the company’s board of directors authorized a new $200 million share repurchase program. During the quarter the company repurchased approximately 5.1 million shares of common stock at an average price of $35.73 per share. The shares repurchased during the quarter represent a 2.8 percent reduction in outstanding shares.

Cash provided by operating activities in the second quarter of 2006 totaled $112 million. During the quarter the company paid $73 million in dividends and repurchased approximately $184 million of common stock. The company ended the second quarter with $396 million in cash and cash equivalents.

“Timber markets experienced good demand and steady prices during the quarter,” said Rick Holley, president and chief executive officer. “In most regions of the country, timber prices were similar to prices experienced during the first quarter of this year and the second quarter of last year. Even in the oversupplied log markets in the western regions of the South, timber prices generally held at levels we experienced during the first quarter of 2006.

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Plum Creek Timber Company Reports Results

“Revenue and cash flow from our real estate segment remains on track for the year as the result of strong interest in rural lands. We continue to realize higher prices for recreation and higher and better use properties throughout the nation and are positioning additional properties to capture the most value. The company has identified over 1.7 million acres of timberlands with higher values. We expect to sell these properties over time for conservation, recreation or development purposes.

“In addition, growth in demand from industrial markets for plywood and medium density fiberboard has contributed to improved profitability in our manufacturing segment.”

Review of Operations

The Northern Resources segment reported operating profit of $21 million compared to $19 million during the same period of 2005. The segment’s second quarter harvest was 27 percent higher than the same period of 2005 due in large part to harvests from Michigan timberlands acquired during the fourth quarter of 2005. The harvest from these recently acquired lands was primarily responsible for the year-over-year increase in operating profit. Average log prices were largely unchanged when compared to the same period of 2005.

Operating profit in the Southern Resources segment was $48 million compared to $62 million during the same period of 2005. Harvest levels, log prices and profitability in eastern regions of the South were similar to the second quarter of 2005. The $14 million decline in segment operating profit was confined to western portions of the South. In this region, log markets remained oversupplied as a result of hurricane salvage logging and dry weather that resulted in increased harvesting activity by many timberland owners. As a result of this temporary oversupply, log prices in the most severely affected markets were down as much as 8 percent for sawlogs and 25 percent for pulpwood when compared to the same period of 2005. As planned, Plum Creek reduced harvests in the region and will resume harvesting when log prices return to more attractive levels.

As a result of the oversupply in western regions of the South and stable markets in eastern regions of the South, average sawlog prices for the Southern Resources segment were down approximately 4 percent and average pulpwood prices were down approximately 11 percent when compared to the second quarter of 2005. The company’s Southern Resources segment harvest volumes were 10 percent lower than the same period of 2005, the result of the harvest deferrals in western portions of the South.

The Real Estate segment reported revenue of $52 million and operating income of $27 million. Second quarter 2005 Real Estate segment revenue was $36 million and resulted in operating income of $19 million. During the second quarter the company sold approximately 21,800 acres of land. The company sold approximately 12,000 acres of small, non-strategic timberlands at average prices approaching $1,300 per acre. These lands are generally small tracts of lower productivity timberlands. The sale of 2,200 acres of conservation properties captured approximately $1,500 per acre while 7,200 acres of recreation property were sold at an average price of $4,100 per acre. The sale of 645 acres of development properties captured approximately $5,300 per acre, or over $3 million.

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Plum Creek Timber Company Reports Results

The Manufacturing segment reported operating profit of $10 million compared to $8 million for the second quarter of 2005. The company’s medium density fiberboard (MDF) business accounted for most of the $2 million increase in profitability compared to the second quarter of 2005. MDF prices and production volumes were up 5 percent and 14 percent respectively. Lumber prices were similar to the second quarter of 2005, while the company’s industrial plywood prices increased approximately 8 percent compared to the second quarter of 2005.

Outlook

The company expects to report income from continuing operations between $1.65 and $1.75 per share for the year. Third quarter earnings are expected to be between $0.46 and $0.51 per share.

“We expect timber demand to remain good despite the price declines in lumber during the second quarter,” continued Holley. “Underlying demand for building materials remains strong by historic standards and industrial demand for solid wood products is healthy. However, lumber customers are taking a more conservative approach to log procurement given the 9 percent decline in framing lumber prices between the end of March and the end of June. Improving pulp and paper markets and demand from new Southern oriented strand board mills are translating into increased pulpwood demand.

“In our Real Estate segment, we continue to experience strong demand for rural land. This has translated into a trend of increasing per-acre prices from the sale of higher and better use lands. We signed two additional joint venture agreements during the quarter and now have five development joint ventures that we believe will make an important contribution to our long-term cash flow in coming years.”

Across all regions, log customers have been able to maintain full log inventories. While overall log demand remains good, lumber manufacturers are generally buying just to satisfy their immediate needs. The company expects full log inventories at sawmills and lower lumber prices to keep sawlog customers cautious during the third quarter. As a result, sawlog prices in most markets are expected to hold at current levels while some markets may experience modest price erosion in response to lower lumber production in some regions.

The Northern Resources segment harvest is expected to increase during the third quarter from the seasonally low second quarter levels. In the Southern Resources segment, the company expects to increase pulpwood harvests during the second half of the year in response to increasing demand from pulpwood customers in the region. During the first half of the year, the company reduced harvests in western regions of the South due to the abundant supply of hurricane salvage wood in these markets.

The company continues to expect Real Estate segment revenues for the year to be between $280 million and $300 million. Of this amount, the sale of development properties is expected to be between $60 million and $65 million. Third quarter revenues are expected

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Plum Creek Timber Company Reports Results

to be the highest of the year, between $100 million and $110 million, with development property sales accounting for up to $45 million of the third quarter revenue.

Plum Creek’s real estate entitlement and development activities are conducted through a taxable REIT subsidiary. As income grows from the development business, the company expects tax expense to grow as well. Tax expense is expected to increase during the second half of the year due to the growth of this business. As a result, overall corporate tax expense is expected to be between $9 million and $11 million during the third quarter.

The Manufacturing segment is expected to continue to report good results. Strong MDF demand should benefit the segment during the second half of the year while slower lumber and plywood markets are expected to offset the improved MDF performance.

“Plum Creek has very valuable timber and land assets and we are executing long-term strategies designed to maximize the value of these assets for our shareholders. Just as we are confident in the assets we manage, we are also confident in the attractive long-term demographic trends that will drive the increasing value for our land and timber assets. We also recognize that effective capital allocation is a crucial component of long-term shareholder value delivery. Our recent share repurchases represent an important method to deliver value to our shareholders,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, July 24, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 3473683.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,”

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Plum Creek Timber Company Reports Results

“plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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Plum Creek Timber Company Reports Results

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Six Months Ended
	June 30, 2006	June 30, 2005
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$407	$392
Real Estate	113	104
Manufacturing	264	257
Other	10	5

Total Revenues	794	758

Costs and Expenses:
Cost of Goods Sold:
Timber	234	201
Real Estate	41	40
Manufacturing	240	235
Other	1	1

Total Cost of Goods Sold	516	477
Selling, General and Administrative	52	45

Total Costs and Expenses	568	522

Operating Income	226	236
Interest Expense, net	65	54

Income before Income Taxes	161	182
Provision for Income Taxes	7	11

Income from Continuing Operations	154	171
Gain on Sale of Properties, net of tax	—	20

Net Income Before Cumulative Effect of Accounting Change	154	191
Cumulative Effect of Accounting Change, net of tax	2	—

Net Income	$156	$191

Income from Continuing Operations per Share
- Basic	$0.84	$0.93
- Diluted	$0.84	$0.93
Net Income per Share
- Basic	$0.85	$1.04
- Diluted	$0.85	$1.03
Weighted Average Number of Shares Outstanding
- Basic	183.2	183.9
- Diluted	183.7	184.6

Plum Creek Timber Company Reports Results

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Quarter Ended
	June 30, 2006	June 30, 2005
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$193	$192
Real Estate	52	36
Manufacturing	130	128
Other	5	2

Total Revenues	380	358

Costs and Expenses:
Cost of Goods Sold:
Timber	113	99
Real Estate	25	16
Manufacturing	117	117
Other	—	—

Total Cost of Goods Sold	255	232
Selling, General and Administrative	26	24

Total Costs and Expenses	281	256

Operating Income	99	102
Interest Expense, net	34	27

Income before Income Taxes	65	75
Provision for Income Taxes	3	6

Net Income	$62	$69

Net Income per Share
- Basic	$0.34	$0.37
- Diluted	$0.34	$0.37
Weighted Average Number of Shares Outstanding
- Basic	182.3	184.0
- Diluted	182.8	184.6

Plum Creek Timber Company Reports Results

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2006	December 31, 2005
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$396	$369
Restricted Advance from Customer	20	23
Accounts Receivable	56	44
Like-Kind Exchange Funds Held in Escrow	10	30
Inventories	72	75
Deferred Tax Asset	17	17
Real Estate Development Properties	25	26
Assets Held for Sale	65	43
Other Current Assets	17	16

	678	643
Timber and Timberlands - Net	3,845	3,887
Property, Plant and Equipment - Net	226	234
Investment in Grantor Trusts	25	26
Other Assets	23	22

Total Assets	$4,797	$4,812

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$231	$161
Short-Term Debt	—	50
Accounts Payable	40	45
Interest Payable	31	30
Wages Payable	16	25
Taxes Payable	21	18
Deferred Revenue	41	35
Other Current Liabilities	16	11

	396	375
Long-Term Debt	1,643	1,524
Lines of Credit	516	495
Deferred Tax Liability	39	39
Other Liabilities	47	54

Total Liabilities	2,641	2,487

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, issued (including Treasury Stock) - 186.4 at June 30, 2006, and 186.2 at December 31, 2005	2	2
Additional Paid-In Capital	2,184	2,179
Retained Earnings	195	186
Treasury Stock, at cost, Common Shares - 7.2 at June 30, 2006, and 2.0 at December 31, 2005	(228)	(44)
Other Equity	3	2

Total Stockholders’ Equity	2,156	2,325

Total Liabilities and Stockholders’ Equity	$4,797	$4,812

Plum Creek Timber Company Reports Results

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
	June 30, 2006	June 30, 2005
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$156	$191
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	60	55
Basis of Real Estate Sold	23	28
Deferred Income Taxes	—	(1)
Gain on Sales of Properties and Other Assets	—	(21)
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	20	(46)
Other Working Capital Changes	(6)	(8)
Other	(1)	—

Net Cash Provided By Operating Activities	252	198

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(36)	(28)
Timberlands Acquired	(17)	(50)
Proceeds from Sales of Properties and Other Assets	1	5
Other	(3)	—

Net Cash Used In Investing Activities	(55)	(73)

Cash Flows From Financing Activities:
Dividends	(147)	(140)
Borrowings on Line of Credit	1,474	1,140
Repayments on Line of Credit	(1,453)	(1,093)
Proceeds from Issuance of Short-Term Debt	—	50
Repayment of Short-Term Debt	(50)	—
Proceeds from Issuance of Long-Term Debt	216	—
Principal Payments and Retirement of Long-Term Debt	(29)	(49)
Proceeds from Stock Option Exercises	3	4
Acquisition of Treasury Stock	(184)	—

Net Cash Used In Financing Activities	(170)	(88)

Increase In Cash and Cash Equivalents	27	37
Cash and Cash Equivalents:
Beginning of Period	369	347

End of Period	$396	$384

Plum Creek Timber Company Reports Results

PLUM CREEK TIMBER COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Quarter Ended
	June 30, 2006	June 30, 2005
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$62	$69
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	29	28
Basis of Real Estate Sold	13	10
Deferred Income Taxes	(1)	—
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(9)	(15)
Other Working Capital Changes	14	25
Other	4	2

Net Cash Provided By Operating Activities	112	119

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(19)	(18)
Timberlands Acquired	(17)	(50)
Proceeds from Sales of Properties and Other Assets	1	4
Other	(3)	—

Net Cash Used In Investing Activities	(38)	(64)

Cash Flows From Financing Activities:
Dividends	(73)	(70)
Borrowings on Line of Credit	811	611
Repayments on Line of Credit	(790)	(564)
Proceeds from Issuance of Short-Term Debt	—	50
Repayment of Short-Term Debt	(50)	—
Proceeds from Issuance of Long-Term Debt	216	—
Principal Payments and Retirement of Long-Term Debt	(28)	(48)
Proceeds from Stock Option Exercises	1	1
Acquisition of Treasury Stock	(184)	—

Net Cash Used In Financing Activities	(97)	(20)

Increase (Decrease) In Cash and Cash Equivalents	(23)	35
Cash and Cash Equivalents:
Beginning of Period	419	349

End of Period	$396	$384